MDB CAPITAL HOLDINGS

MDB Capital Holdings Reports Third Quarter 2023 Results

Addison, TX, Nov. 15, 2023 (GLOBE NEWSWIRE) -- **MDB Capital Holdings, LLC, (NASDAQ: MDBH)** ("MDB"), a public venture platform with the objective of growing the public venture marketplace and optimizing the way meaningful technologies are financed and built, yesterday reported results for its third quarter ended September 30, 2023 on form 10-Q filed with the Securities and Exchange Commission, and will highlight recent corporate progress on today's call with management.

"The third quarter of 2023 was highlighted by an important milestone in our company's journey, as we successfully completed our IPO and began trading on the NASDAQ," said Christopher Marlett, CEO and Co-Founder of MDB. "I look forward to providing an 'Investor's Toolkit' on today's update call to transparently help shareholders understand how to measure our progress in the quarters and years ahead, as we look to scale our operations to launch and support more visionary companies that possess the potential to be market leaders in their technology category."

The company believes the complexity of understanding its progress via regulatorily mandated financial statements can be made much simpler and expects to deliver a downloadable financial model for our investors to utilize to make their own assumptions in order to model shareholder value creation.

Marlett concluded, "We will also be utilizing this model to communicate a consistent framework to understand the potential shareholder value our platform can create with the dedication of our team and investor community. We look forward to your feedback and suggestions during the call."

Third Quarter and Subsequent 2023 Operational Highlights

- **Closed an initial public offering of MDB Class A common shares for approximately $20 million:** The proceeds will be used for general corporate purposes, meeting regulatory capital requirements, as well as funding new "Big Idea" investments. We believe we will be able to fund operations and continued investment through a combination of monetizing our equity investments in partner companies over time and the eventual cash flows from the operation of our wholly owned subsidiaries, Public Ventures, LLC ("Public Ventures") and PatentVest, Inc. ("PatentVest").
- **Secured final regulatory approval for Public Ventures to act as a self-clearing broker-dealer:** The approval will allow Public Ventures to meaningfully expand its business scope and enhance its investment banking services to both issuers and our community of investors.
- **Launched integrated IP solution platform at PatentVest:** After securing a law firm license in Arizona in September 2022 through the newly established Alternative Business Structure (ABS) program, we began building out the initial team of strategists, patent attorneys and IP analysts to deliver a cohesive solution to new technology companies. During the quarter, PatentVest officially launched its platform that allows us to integrate technology expertise with patent prosecution services and began proactive efforts to offer its suite of services to technology companies and succesfully secured its first two clients.
- **Secured approximately $4 million in non-dilutive funding at "Big Idea" partner company:** Invizyne Technologies Inc. ("Invizyne"), a leading designer of enzyme-based biomanufacturing systems – and a subsidiary of MDB – was awarded $3.77 million in additional funding from the Bioenergy Technologies Office (BETO) within the U.S. Department of Energy's (DOE's) Office of Energy Efficiency and Renewable Energy (EERE). The company was also one of four companies selected and awarded $250,000 to participate in the latest Shell Gamechanger Accelerator™ Powered by NREL (GCxN) program. The funds will be used to accelerate development and commercialization of Invizyne's disruptive synthetic biology and biomanufacturing platform.

Third Quarter 2023 Results Conference Call

Christopher Marlett, CEO and Co-Founder of MDB, will lead the call and will be joined by other members of the management team to review recent developments, ongoing initiatives, anticipated 2024 milestones, as well as host a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the company's website here.

To access the call, please use the following information:

Date:	Wednesday, November 15, 2023
Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-in:	1-877-451-6152
International Dial-in:	1-201-389-0879
Conference Code:	13742559
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1642518&tp_key=6c34e4b39f

A telephone replay will be available approximately three hours after the call and will run through February 15, 2024, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13742559. The replay can also be viewed through the webcast link above and will also be available in the investor relations section of the company's website here.

About MDB Capital Holdings, LLC

MDB was founded in 1997 with the purpose of backing visionary technology, inventors, and technology entrepreneurs via a new form of public venture capital that finances pre-revenue, early-stage companies through early public offerings, primarily listed on NASDAQ. After successfully launching 16 companies under this public venture model, MDB itself became a public entity to attract investors who share its vision to continue to launch new platform technologies into the public markets.

MDB currently has two wholly owned subsidiaries, Public Ventures, LLC ("Public Ventures") and Patentvest, Inc., and has a majority ownership stake in Invizyne Technologies, Inc. MDB is also in the process of expanding the business scope of Public Ventures, an SEC registered and FINRA member broker dealer, to include self-clearing capabilities to enhance its investment banking services to both issuers and investors.

For more information, please visit www.mdb.com.

Forward-Looking Statements

This press release contains "forward-looking statements." These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as "expect," "anticipate," "should," "believe," "hope," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "might," "could," "intend," "shall" and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond MDB's control. MDB's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in documents that may be filed by MDB from time to time with the SEC. The forward-looking statements included in this press release represent MDB's views as of the date of this press release. MDB anticipates that subsequent events and developments will cause its views to change. MDB undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing MDB's views as of any date subsequent to the date of this press release.

Investor Relations Contact:
IR@mdb.com

Media Contact:
press@mdb.com